Exhibit 99.1

Phio Pharmaceuticals Announces Promising Results of Second Cohort from its Ongoing Clinical Study of PH-762

Pathologic Complete Response reported for 2 patients with cutaneous Squamous Cell Carcinoma

MARLBOROUGH, Mass., Jan 13, 2025 (NEWSFILE) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biotechnology company developing therapeutics that use its INTASYL® siRNA gene silencing technology designed to make the body’s immune cells more effective in killing cancer cells. Phio today announced pathologic responses for patients enrolled in the 2nd cohort, which includes 2 patients with a complete response or 100% tumor clearance.

Phio’s ongoing Phase 1b clinical study (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma, Stage 4 melanoma and Stage 4 Merkel cell carcinoma.

Of the patients enrolled to date, 6 patients were diagnosed with cutaneous squamous cell carcinoma and 1 patient was diagnosed with metastatic melanoma. At Day 36 (tumor excision), while patients in the first cohort had stable disease, results are now available for the 4 patients who completed treatment in the 2nd cohort:

•	Complete response (100% tumor clearance) is reported for 2 patients with cutaneous squamous cell carcinoma. Partial response (90% tumor clearance) is reported for 1 patient with cutaneous squamous cell carcinoma and 1 patient had stable disease, having not progressed.

There have been no dose-limiting toxicities, or clinically relevant treatment-emergent adverse events in the patients receiving intratumoral PH-762. The intratumoral injections have been well tolerated.

“We are pleased and encouraged by the profound tumor response in the second dose cohort, coupled with reassuring safety data,” said Mary Spellman MD, Phio’s acting Chief Medical Officer. “We look forward to continued enrollment which will permit assessment of higher dose concentrations of PH-762.”

“These positive results in the early stages of dose escalation offer promise for our vision, ‘striving for a cancer free future’ using INTASYL technology” said Robert Bitterman, CEO of Phio Pharmaceuticals.

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About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biotechnology company advancing its proprietary INTASYL siRNA gene silencing technology to eliminate cancer.  INTASYL can target and silence virtually any gene with high degree of specificity across a wide range of cell types and tissues. INTASYL is designed to enhance the ability of immune cells to more effectively kill tumor cells.  INTASYL has also demonstrated enhancement adoptive cell therapy. Notably, INTASYL is a self-delivering RNAi technology focused on immuno-oncology therapeutics without the need for formulation enhancements or manipulations to reach its target.

Phio’s lead clinical program, PH-762, is an INTASYL compound that silences PD-1. PH-762 is a potential non-surgical treatment for skin cancers. The on-going Phase 1b trial (NCT# 06014086) received FDA clearance for an Investigational New Drug Application to evaluate PH-762 in the treatment of cutaneous SCC, melanoma and Merkel cell carcinoma in second quarter of 2023.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

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